PRICING SUPPLEMENT NO. 49 TO                                    FEBRUARY 7, 2003
PROSPECTUS DATED JANUARY 31, 2003 AND                        FILE NO. 333-102373
PROSPECTUS SUPPLEMENT DATED FEBRUARY 5, 2003                      RULE 424(b)(2)

                      AMERICAN EXPRESS CREDIT CORPORATION
                       MEDIUM-TERM SENIOR NOTES, SERIES B
                           SENIOR FLOATING RATE NOTES
                              -------------------
                  EXTENDIBLE LIQUIDITY SECURITIES'r' (EXLS'r')

    The senior floating rate notes (EXtendible Liquidity Securities) described in this pricing supplement, to which we refer as the EXLs, will mature on the initial maturity date, unless the maturity of all or any portion of the principal amount of the EXLs is extended in accordance with the procedures described below. In no event will the maturity of the EXLs be extended beyond the final maturity date described in this pricing supplement.

    During the notice period preceding each periodic election date, you may elect to extend the maturity of all or any portion of the principal amount of your EXLs so that the maturity of your EXLs will be extended to the date occurring 366 calendar days from and including the fifth day of the next succeeding month. However, if that 366th calendar day is not a Business Day, as defined below, the maturity of your EXLs will be extended to the immediately preceding Business Day. The election dates will be the fifth calendar day of each month from March 2003 to February 2007, inclusive, whether or not any such day is a Business Day.

    You may elect to extend the maturity of all of your EXLs or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof. To make your election effective on any election date, you must deliver a notice of election during the notice period for that election date. The notice period for each election date will begin on the fifth Business Day prior to the election date and end on the election date; provided, however, that if the election date is not a Business Day, the notice period will be extended to the next day that is a Business Day. Your notice of election must be delivered through the normal clearing system channels described in more detail below, no later than the last Business Day in the notice period. Upon delivery to Bank One Trust Company, N.A., which is acting as the paying agent for the EXLs, of a notice of election to extend the maturity of the EXLs or any portion thereof during a notice period, that election will be revocable during each day of such notice period, until 12:00 noon, New York City time, on the last Business Day in each notice period, at which time such notice will become irrevocable.

    If you do not make an election to extend the maturity of all or any portion of the principal amount of your EXLs during the notice period for any election date, the principal amount of the EXLs for which you have failed to make such an election will become due and payable on the initial maturity date, or any later date to which the maturity of your EXLs have previously been extended. The principal amount of the EXLs for which such election is not exercised will be represented by a note whose issuance date is such election date. The note so issued will have the same terms as the EXLs, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is 366 calendar days from and including such election date or, if such 366th calendar day is not a Business Day, the immediately preceding Business Day. 'Business Day' means (a) any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City, and (b) if the Base Rate specified herein is LIBOR, any day that meets the above criteria and which is also a London Banking Day. 'London Banking Day' means any day on which dealings in deposits in the Index Currency specified herein are transacted in the London interbank market. The failure to elect to extend the maturity of all or any portion of the EXLs will be irrevocable and will be binding upon any subsequent holder of such EXLs.

                                                        (Continued on next page)

                                 MORGAN STANLEY

    The EXLs will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined for each Interest Reset Period by reference to the Base Rate, based on the Index Maturity, plus the applicable Spread for the applicable Interest Reset Date. We describe how floating rates are determined and calculated in the section called 'Description of Notes -- Floating Rate Notes' in the accompanying prospectus supplement, subject to and as modified by the provisions described herein.

    The EXLs will be issued in registered global form and will remain on deposit with The Depository Trust Company, as depositary for the EXLs. Therefore, you must exercise the option to extend the maturity of your EXLs through the depositary. To ensure that the depositary will receive timely notice of your election to extend the maturity of all or a portion of your EXLs, you must instruct the direct or indirect participant through which you hold an interest in the EXLs to notify the depositary of your election to extend the maturity of your EXLs in accordance with the then applicable operating procedures of the depositary. THE DEPOSITARY MUST BE TIMELY NOTIFIED OF YOUR ELECTION SO THAT IT CAN DELIVER NOTICE THEREOF TO THE PAYING AGENT PRIOR TO THE CLOSE OF BUSINESS ON THE LAST BUSINESS DAY IN THE NOTICE PERIOD.

    The depositary must receive any notice of election from its participants no later than 12:00 noon, New York City time, on the last Business Day in the notice period for any election date. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the EXLs to ascertain the deadline for ensuring that timely notice will be delivered to the depositary. If you hold your interest in the EXLs through Euroclear or Clearstream, additional time may be needed to give your notice.

    The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the EXLs in certain jurisdictions may be restricted by law. Persons into whose possession this pricing supplement and accompanying prospectus supplement and prospectus come should inform themselves about and observe any such restrictions. This pricing supplement and accompanying prospectus supplement and prospectus do not constitute and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

    We will not pay any additional amounts on the EXLs to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the EXLs.

    The EXLs will initially be limited to $2,000,000,000 in aggregate principal amount. We may create and issue additional floating rate notes with the same terms as the EXLs so that the additional notes will be combined with this initial issuance of EXLs.

    Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.

    'EXtendible Liquidity Securities' and 'EXLs' are the registered service marks of Morgan Stanley & Co. Incorporated.

This pricing supplement describes the terms of the EXLs offered hereby and, to the extent inconsistent, replaces the description of the general terms and provisions of the medium-term senior notes, Series B set forth in the accompanying prospectus supplement and prospectus. The description of the terms of the EXLs set forth in this pricing supplement is qualified in its entirety by the form of EXLs note filed with the Securities and Exchange Commission, to which we refer as the SEC, as an exhibit to our Current Report on Form 8-K dated February 6, 2003 and incorporated herein by reference. See 'Documents Incorporated by Reference'.

DOCUMENTS INCORPORATED BY REFERENCE

    We file annual, quarterly and current reports and other information with the SEC. For information on the documents we incorporate by reference in this pricing supplement and accompanying prospectus supplement and prospectus, we refer you to 'Documents Incorporated by Reference' on page S-3 of the accompanying prospectus supplement.

    In addition to the documents listed in the accompanying prospectus supplement and prospectus, we incorporate by reference in this pricing supplement and accompanying prospectus supplement and prospectus the following documents and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this pricing supplement until the offering of the EXLs is completed:

         Our Current Report on Form 8-K dated February 6, 2003.

Principal Amount:       $2,000,000,000                 Base Rate:              LIBOR

Initial Maturity Date:  March 5, 2004, or if           Index Maturity:         One month
                        such day is not a
                        Business Day, the              Interest Payment        The fifth day of each
                        immediately preceding          Dates:                  month, commencing
                        Business Day                                           March 5, 2003. The
                                                                               final Interest Payment
Final Maturity Date:    March 5, 2008, or if                                   Date for the EXLs, or
                        such day is not a                                      any portion of the EXLs
                        Business Day, the                                      maturing prior to the
                        immediately preceding                                  Final Maturity Date,
                        Business Day                                           will be the relevant
                                                                               maturity date and
Notice Periods:         The notice period for                                  interest for the final
                        each Election Date will                                interest payment period
                        begin on the fifth                                     will accrue from and
                        Business Day prior to                                  including the Interest
                        the Election Date;                                     Payment Date in the
                        provided, however, that                                month immediately
                        if the Election Date is                                preceding such maturity
                        not a Business Day, the                                date to but excluding
                        notice period will be                                  such maturity date.
                        extended to the next
                        day that is a Business         Interest Determination  Two London Banking Days
                        Day.                           Dates:                  prior to Interest Reset
                                                                               Dates.

                                                       Election Dates:         The fifth day of each
                                                                               month from March 2003
                                                                               to February 2007,
                                                                               inclusive, whether or
                                                                               not such day is a
                                                                               Business Day.


For Interest Reset
Dates occurring:        Spread
----------------        ------
From the original       Plus 0.03%
issue date to but
excluding March 5,
2004

From and including      Plus 0.05%
March 5, 2004 to but
excluding March 5,
2005

From and including      Plus 0.08%
March 5, 2005 to but
excluding March 5,
2006

From and including      Plus 0.10%
March 5, 2006 to but
excluding March 5,
2007

From and including      Plus 0.10%
March 5, 2007 to but
excluding March 5,
2008


Spread Multiplier:        N/A                           Redemption Dates:             N/A

Maximum Interest Rate:    N/A                           Redemption Percentage:        N/A

Minimum Interest Rate:    N/A                           Optional Repayment Dates:     N/A

Initial Interest Rate:    One month LIBOR, plus 0.03%;  Sinking Fund:                 N/A
                          to be determined two London   Index Currency:               U.S. Dollars
                          Banking Days prior to the     Issue Price:                  100%
                          Original Issue Date.          Original Issue Date:          February 12, 2003

Initial Interest Reset    March 5, 2003                 Book Entry Note or Certified  Book Entry Note
Date:                                                   Note:

Interest Reset Dates:     The fifth day of each month   Reporting Page:               Telerate Page 3750
                          commencing March 5, 2003
                                                        Calculation Agent:            Bank One Trust Company, N.A.

Interest Accrual Date:    February 12, 2003

Interest Reset Periods:   The first Interest Reset      Paying Agent:                 Bank One Trust Company, N.A.
                          Period will be the period
                          from and including March 5,   Agent:                        Morgan Stanley & Co. Incorporated
                          2003 to but excluding the
                          immediately succeeding        Denominations:                $1,000 and integral multiples
                          Interest Reset Date.                                        thereof
                          Thereafter, the Interest
                          Reset Periods will be the     CUSIP No:                     025818 EK 7
                          periods from and including
                          an Interest Reset Date to     ISIN:                         US025818EK76
                          but excluding the
                          immediately succeeding        Delivery and Clearance:       We will deposit the EXLs with The
                          Interest Reset Date;                                        Depository Trust Company in New
                          provided that the final                                     York, New York. You may hold an
                          Interest Reset Period for                                   interest in the EXLs through The
                          the EXLs, or any portion of                                 Depository Trust Company,
                          the EXLs maturing prior to                                  Euroclear or Clearstream, directly
                          the Final Maturity Date,                                    as a participant of any such
                          will be the period from and                                 system or indirectly through
                          including the Interest Reset                                organizations that are
                          Date in the month                                           participants in such systems. See
                          immediately preceding the                                   'Description of
                          maturity of the EXLs, or any                                Notes -- Book-Entry Notes' in the
                          portion of the EXLs, to the                                 accompanying prospectus supplement
                          relevant maturity date.                                     and 'Additional Information
                                                                                      Regarding Clearing Systems' below.


ADDITIONAL INFORMATION REGARDING CLEARING SYSTEMS

    The EXLs will be issued as fully-registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, to which we refer as DTC, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., to which we refer as Clearstream, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, to which we refer as Euroclear. Investors may hold their interests in the EXLs directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names through book entries at their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names through book entries at DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear. We will refer to Citibank, N.A. and JPMorgan Chase Bank in these capacities as the U.S. Depositaries. See 'Description of Notes -- Book-Entry Notes' in the accompanying prospectus supplement for information regarding DTC.

    CLEARSTREAM

    Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, to which we refer as Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial trust companies, clearing corporations and certain other organizations and may include the agent. Clearstream's U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

    Distributions with respect to the EXLs held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

    EUROCLEAR

    Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, to which we refer as Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several counties. Euroclear is operated by Euroclear Bank S.A./N.V., to which we refer as the Euroclear Operator, under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the agent. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, to which we will refer as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the EXLs held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    Euroclear has further advised us that investors that acquire, hold and transfer interests in the EXLs by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

    GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the EXLs will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving EXLs through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of EXLs received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such EXLs settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of EXLs by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

    Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of EXLs among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

UNITED STATES FEDERAL TAXATION

    The following discussions are based on the opinion of Faegre & Benson LLP, Minneapolis, Minnesota, our special tax counsel.

    An election to extend the maturity of all or any portion of the principal amount of the EXLs in accordance with the procedures described above should not be a taxable event for U.S. federal income tax purposes. Our special tax counsel has reached this conclusion based, in part, on the Treasury regulations governing debt instruments issued with original issue discount, to which we refer as the OID Regulations.

    Pursuant to Treasury regulations governing modifications to the terms of debt instruments, to which we refer as the Modification Regulations, the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is considered material under the Modification Regulations. The Modification Regulations do not specifically address the unique features of the EXLs (including their economic equivalence to a five-year debt instrument containing put options). However, under the OID Regulations, for purposes of determining the yield and maturity of a debt instrument that provides the holder with an unconditional option or options, exercisable on one or more dates during the term of the debt instrument, that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (for example, an option to extend the maturity of the debt instrument), a holder is deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the debt instrument. Since the Spread will periodically increase during the term of the EXLs from an initial amount equal to plus 0.03% to an amount equal to plus 0.10%, under these rules, as of the Original Issue Date, original holders of the EXLs should be deemed to elect to extend the maturity of all of the principal amount of the EXLs to the Final Maturity Date in accordance with the procedures described above. Accordingly, under these rules, the Final Maturity Date should be treated as the maturity date of the EXLs. Although it is unclear how the OID Regulations should apply in conjunction with the Modification Regulations to the EXLs, our special tax counsel is of the opinion that, based upon the OID Regulations, an election to extend the maturity of all or any portion of the principal amount of the EXLs in accordance with the procedures described above should not be a taxable event for U.S. federal income tax purposes. In addition, the EXLs should not constitute contingent payment debt instruments that would be subject to certain Treasury regulations governing contingent payment obligations, to which we refer as the Contingent Payment Regulations.

    By purchasing the EXLs, investors are deemed to agree to report the U.S. federal income tax consequences of their ownership of the EXLs consistently with the foregoing discussion.

    Prospective investors should note that no assurance can be given that the IRS will accept, or that the courts will uphold, the characterization and the tax treatment of the EXLs described above. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the EXLs is a taxable event for U.S. federal income tax purposes, then you would be required to recognize gain upon the exercise of such election. Also, if the IRS were successful in asserting that the EXLs were subject to the Contingent Payment Regulations, the timing and character of income thereon would be affected. Among other things, you may be required to accrue as OID income, subject to adjustments, at a 'comparable yield' on the issue price. Furthermore, any gain recognized with respect to the EXLs would generally be treated as ordinary income. You are urged to consult your tax advisor regarding the U.S. federal income tax consequences of investing in, and extending the maturity of, the EXLs.

PLAN OF DISTRIBUTION

    On February 7, 2003, we agreed to sell to Morgan Stanley & Co. Incorporated, and it agreed to purchase, $2,000,000,000 principal amount of EXLs at a net price of 99.80%, to which we refer as the purchase price. The purchase price equals the stated issue price of 100% less an underwriting commission of 0.20% of the principal amount of these EXLs. We will receive net proceeds of $1,996,000,000 from the sale of these EXLs.

    The agent has represented and agreed that:

         it and each of its affiliates has not offered or sold, and, prior to the expiration of a period of six months from the date of issue of the EXLs, will not offer or sell any EXLs to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

         it and each of its affiliates has complied, and will comply, with all applicable provisions of the Financial Services and Markets Act 2000, to which we refer as FSMA, with respect to anything done by it in relation to the EXLs in, from or otherwise involving the United Kingdom; and

         it and each of its affiliates has only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any EXLs in circumstances in which Section 21(1) of the FSMA does not apply to us.

    This pricing supplement and the accompanying prospectus supplement and prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom; (ii) to investment professionals falling within Article 19(5) of the Financial Services Markets Act 2000 (Financial Promotion) Order 2001, to which we refer as the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (we refer to all such persons together as relevant persons). The EXLs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such EXLs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this pricing supplement or the accompanying prospectus supplement and prospectus or any of their contents.

    In connection with this issue, the agent may over-allot or effect transactions with a view to supporting the market price of the EXLs at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the agent to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

    The agent has agreed that it will, to the best of its knowledge and belief, comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the EXLs or possesses or distributes this pricing supplement or the accompanying prospectus supplement and prospectus or any other offering material and will obtain any required consent, approval or permission for its purchase, offer, sale or delivery of the EXLs under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers, sales or deliveries. We will not have any responsibility for the agent's compliance with applicable securities laws.

    Purchasers of the EXLs may be required to pay stamp taxes or other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth herein.

                            STATEMENT OF DIFFERENCES

The registered trademark symbol shall be represented as......................'r'